NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the 'Exchange' or the
'NYSE') hereby notifies the SEC of its intention to remove the entire class of Common Stock and 9 3/8%
Senior Quarterly Interest Bonds due August 1, 2039
(QUIBS) (the Securities') of The Great Atlantic and Pacific
Tea Company, Inc (the 'Company') from listing and registration on the Exchange at the opening of business on March 7, 2011, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange's action is being taken in view of the Company's December 12, 2010 announcement that it has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S
Bankruptcy Court for the Southern District of New York.
NYSE Regulation noted the uncertainty as to the timing and outcome of the bankruptcy process, as well as the ultimate effect of this process on the Company?s common stockholders.

1. The Exchange's Listed Company Manual (the 'LCM'), subsection 802.01D (Bankruptcy and/or Liquidation), states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when an 'intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and the company is committed to proceed.'

2. The Exchange, on December 12, 2010, determined that the Securities of the Company should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange.
The Company was notified by letter on December 13, 2010.

3. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on December 13, 2010 of the suspension of trading in the Securities. Similar information was included on the Exchange's website.

4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period.